Exhibit 99.1

Company Contact:
Robert Stern (ras@micruscorp.com)
Executive Vice President
Micrus Endovascular Corporation
(408) 433-1400
Investor Contact:
Jody Cain (jcain@lhai.com)
Bruce Voss (bvoss@lhai.com)
Lippert/Heilshorn & Associates, Inc.
(310) 691-7100

For Immediate Release
MICRUS ENDOVASCULAR SECOND QUARTER
RESULTS FEATURE REVENUES UP 137%
Raises Fiscal 2007 Revenue Guidance
Conference Call Begins Today at 1:00 p.m. Eastern Time
SAN JOSE, Calif. (November 13, 2006) — Micrus Endovascular Corporation (Nasdaq: MEND) today announced financial results for the three and six months ended September 30, 2006 and raised fiscal 2007 revenue guidance.
Micrus reported record quarterly revenues for the second quarter of fiscal 2007 of $14.5 million, an increase of 137% compared with revenues of $6.1 million for the second quarter of fiscal 2006. Higher revenues resulted from an increase in sales of microcoil products, including sales to the Company’s distributor in Japan of $2.8 million. Revenues from the Americas grew 116% to $7.5 million and European revenues increased 61% to $4.0 million, both compared with the second quarter of fiscal 2006. Revenues from Asia Pacific for the second quarter of fiscal 2007 were $3.0 million.
“We attribute our ability to capture an increasing share in the rapidly growing domestic and international embolic coiling markets to a successful execution of our synergistic business strategy,” said John Kilcoyne, Micrus Endovascular president and CEO. “Our strategy includes introducing new products with clinical advantages that address a growing portion of each cerebral aneurysm procedure dollar, and utilizing our well trained and expanded sales force to develop strong physician relationships that enhance our market presence. In addition, we continue to expand into new markets, such as our successful entry into Japan in March 2006.”
Second Quarter Financial Results
During the first quarter of fiscal 2007, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS No. 123R). The Company transitioned to SFAS No. 123R using the modified prospective method, under which prior periods were not revised. Stock-based compensation expense related to the adoption of SFAS No. 123R recognized in the Company’s consolidated statement of operations for the second quarter of fiscal 2007 was $374,000.
Gross margin for the second quarter of fiscal 2007 was 73%, up from 72% for the second quarter of fiscal 2006. The increase in gross margin was due primarily to increased sales of higher-margin products and to certain manufacturing efficiencies, partially offset by higher levels of distributor sales primarily in Japan. Stock-based compensation expense included in cost of goods sold was $54,000 and $6,000 for the second quarters of fiscal 2007 and 2006, respectively, an increase of $48,000 primarily due to the impact of the adoption of SFAS No. 123R.

Research and development expenses for the second quarter of fiscal 2007 were $1.5 million, compared with $2.4 million for the comparable period in the prior fiscal year. The decrease was primarily due to the purchase of the intellectual property of Vascular FX during the prior-year period. Stock-based compensation expense was $37,000 in the second quarter of fiscal 2007 primarily due to the impact of the adoption of SFAS No. 123R.
Sales and marketing expenses for the second quarter of fiscal 2007 were $5.4 million, up from $3.0 million for the comparable period in fiscal 2006. The increase is due mainly to higher headcount and related travel costs, an increase in sales incentives and commissions on higher levels of sales, as well as increased costs associated with new product releases. Stock-based compensation expense was $172,000 and $3,000 for the second quarters of fiscal 2007 and 2006, respectively, an increase of $169,000 primarily due to the impact of the adoption of SFAS No. 123R.
General and administrative expenses for the second quarter of fiscal 2007 were $4.4 million, compared with $2.2 million for second quarter of fiscal 2006. The increase was primarily due to fees related to Micrus’ secondary offering, legal expenses related to the Company’s patent litigation, higher finance and administrative personnel costs and an increase in costs associated with being a public company. Stock-based compensation expense was $199,000 and $51,000 for the second quarters of fiscal 2007 and 2006, respectively, an increase of $148,000 primarily due to the impact of adoption of SFAS No. 123R.
The net loss attributable to common stockholders for the second quarter of fiscal 2007 was $151,000, or $0.01 per share. The net loss for the fiscal 2007 second quarter included $462,000, or $0.03 per share, of stock-based compensation expense. The net loss attributable to common stockholders for the second quarter of fiscal 2006 was $2.8 million, or $0.20 per share.
Year-to-Date Financial Results
For the six months ended September 30, 2006, revenues increased 105% to $27.2 million from $13.2 million in the comparable prior-year period, reflecting higher sales of microcoil products. Operating expenses for the first half of fiscal 2007 were $24.4 million, versus $13.4 million in the prior-year period.
The net loss attributable to common stockholders for the six months ended September 30, 2006 was $3.1 million, or $0.22 per share on 14.3 million weighted-average shares outstanding. The net loss included $902,000, or $0.06 per share, of stock-based compensation expense. This compares with a net loss attributable to common stockholders of $4.7 million, or $0.56 per share on 8.4 million weighted-average shares outstanding, in the comparable prior-year period.
As of September 30, 2006, Micrus had cash and marketable securities of $35.0 million, compared with $37.1 million as of March 31, 2006. On July 19, 2006, Micrus completed a secondary public offering of common stock by selling stockholders that included an over-allotment of 190,531 shares. The Company did not receive any proceeds from the sale of common stock by the selling stockholders. Proceeds to the Company from the over-allotment were approximately $2.1 million, net of the underwriting discount. Common stock offering expenses of $0.6 million were incurred by the Company on behalf of the selling stockholders. As of September 30, 2006, Micrus had stockholders’ equity of $51.7 million, working capital of $41.6 million and no long-term debt.

Financial Guidance
Micrus today raised financial guidance for fiscal year 2007, and now expects revenues to be in the range of $55 million to $58 million, reflecting growth of 68% to 77% compared with fiscal 2006 revenues. Micrus’ previous guidance was for fiscal 2007 revenues to be in the range of $45 million to $48 million.
Conference Call
Micrus management will host an investment-community conference call today beginning at 1:00 p.m. Eastern time (10:00 a.m. Pacific time) to discuss these results and answer questions. Individuals interested in participating in the conference call may do so by dialing (888) 803-8296 from the U.S., or (706) 679-0753 from outside the U.S. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company’s Web site at www.micruscorp.com.
A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S., and entering reservation code 9170557. A webcast replay will be available for 30 days.
About Micrus Endovascular Corporation
Micrus develops, manufactures and markets implantable and disposable medical devices used in the treatment of cerebral vascular diseases. The Company’s products are used by interventional neuroradiologists and neurosurgeons primarily to treat cerebral aneurysms responsible for hemorrhagic stroke, a significant cause of death worldwide. The Micrus product line enables physicians to gain access to the brain in a minimally invasive manner through the vessels of the circulatory system. Micrus’ proprietary, three-dimensional microcoils are unique in that they automatically deploy within the aneurysm, forming a scaffold that conforms to a wide diversity of aneurysm shapes and sizes. Micrus also sells accessory devices and products used in conjunction with its microcoils. For more information, visit www.micruscorp.com.
Forward-Looking Statements
Micrus, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include the Company’s dependence upon the continued growth in embolic coiling as a procedure to treat cerebral aneurysms, the Company’s involvement in patent litigation with Boston Scientific Corporation, the Company’s limited operating history and history of significant operating losses, fluctuations in quarterly operating results, which are difficult to predict, the Company’s dependence on developing new products or product enhancements, challenges associated with complying with applicable state, federal and international regulations related to sales of medical devices and governing our relationships with physicians and other consultants, the Company’s ability to compete with large, well-established medical device manufacturers with significant resources and other risks as detailed from time to time in the Company’s final prospectus dated July 13, 2006 and reports and filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934. All forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.
[Tables to Follow]

MICRUS ENDOVASCULAR CORPORATION
Consolidated Statement of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2006	2005	2006	2005

Revenues	$14,527	$6,130	$27,210	$13,242

Cost of goods sold	3,894	1,729	7,156	3,848

Gross profit	10,633	4,401	20,054	9,394

Operating expenses:
Research and development	1,502	2,416	4,256	3,238
Sales and marketing	5,410	2,990	11,207	5,718
General and administrative	4,444	2,151	8,893	4,460

Total operating expenses	11,356	7,557	24,356	13,416

Loss from operations	(723)	(3,156)	(4,302)	(4,022)

Interest and investment income	406	383	785	511
Interest expense	—	(3)	—	(9)
Other income (expense)	129	(55)	333	(549)

Loss before benefit from income taxes	(188)	(2,831)	(3,184)	(4,069)
Benefit from income taxes	37	—	74	—

Net loss	(151)	(2,831)	(3,110)	(4,069)

Accretion of redeemable convertible preferred stock to redemption value including beneficial conversion feature	—	—	—	(659)

Net loss attributable to common stockholders	$(151)	$(2,831)	$(3,110)	$(4,728)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.01)	$(0.20)	$(0.22)	$(0.56)

Weighted-average number of shares used in per share calulations:
Basic and diluted	14,404	14,005	14,315	8,383

MICRUS ENDOVASCULAR CORPORATION
Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,	March 31,
	2006	2006

ASSETS
Current Assets:
Cash and cash equivalents	$34,021	$36,104
Short-term investments	998	984
Accounts receivable, net	8,300	8,267
Inventories, net	5,921	4,479
Prepaid expenses and other current assets	1,209	766

Total current assets	50,449	50,600

Property and equipment, net	2,660	2,488
Goodwill	3,309	3,309
Intangible assets, net	5,072	5,417
Other assets	277	300

Total assets	$61,767	$62,114

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,314	$2,088
Accrued payroll and other related expenses	3,804	3,147
Accrued liabilities	3,774	4,308

Total current liabilities	8,892	9,543
Other non-current liabilities	1,224	1,255

Total liabilities	10,116	10,798

Stockholders’ equity :
Common stock	145	142
Additional paid-in capital	104,974	101,430
Deferred stock-based compensation	(284)	(397)
Accumulated other comprehensive loss	(455)	(240)
Accumulated deficit	(52,729)	(49,619)

Total stockholders’ equity	51,651	51,316

Total liabilities and stockholders’ equity	$61,767	$62,114

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